Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

Exhibit 5.1
March 11, 2026

Re: Opinion of Davis Polk & Wardwell LLP

MongoDB, Inc.
1633 Broadway, 38th Floor
New York, NY 10019

Ladies and Gentlemen:

We have acted as special counsel to MongoDB, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (1) 4,163,624 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), under the MongoDB, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), pursuant to the provisions of the 2016 Plan providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2016 Plan on February 1, 2026 plus 1,000 shares of the Company's Common Stock that have become available for issuance under the 2016 Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards that have been granted under the Company's 2008 Stock Incentive Plan and (2) 832,725 shares of Common Stock under the MongoDB, Inc. 2017 Employee Stock Purchase Plan (the “2017 ESPP,” and, together with the 2016 Plan, the “Plans”), pursuant to the provisions of the 2017 ESPP providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the 2017 ESPP on February 1, 2026.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

On the basis of the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized and, when and to the extent issued pursuant to the Plans upon receipt by the Company of the consideration for the shares of Common Stock specified therein, if and as applicable, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP